As filed with the Securities and Exchange Commission on February 15, 2011
Registration No. 333-171546

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
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FORM S-1/A

Pre-Effective Amendment No. 1 to Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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HEALTH IN HARMONY INC.
(Exact Name of Registrant as specified in its Charter)

Nevada	8322	98-0576696
(State of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer ID No.)

11107-50th Avenue
Edmonton, Alberta,
Canada,
 T6H 0J1
(780) 809-0611
(Address and Telephone Number of Registrant’s Principal
Executive Offices)

Val-U-Corp Services Inc.
1802 North Carson Street, Suite 108
Carson City, NV  89701
(775) 887-8853
(US)
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Kristen A. Baracy, Esq.
Carol S. McMahan, Esq.
Synergy Law Group, LLC
730 West Randolph Street, 6th Floor
Chicago, IL  60661
(312) 454-0015
Fax (312) 454-0261

Approximate Date of Commencement of Proposed Sale to Public:  As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per unit1	Proposed Maximum Aggregate Offering Price	Amount of Registration fee2
Common Stock, par value $0.001	2,900,000	$0.01	$29,000	$3.37

1This price was determined arbitrarily by the Company

2The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933. Our Common Stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price shares were sold to our stockholders in an offering exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933.  The price of $0.01 is a fixed price at which the selling stockholders may sell their shares until such time as our Common Stock is quoted on the OTC Bulletin Board (“OTCBB”) at which time the shares may be sold at prevailing market prices or privately negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

Subject to Completion, Dated  __________________  , 2011

PRELIMINARY PROSPECTUS

HEALTH IN HARMONY INC.

2,900,000 SHARES OF
COMMON STOCK
$0.01 PER SHARE

The selling stockholders of Health in Harmony, Inc. (the “Company”) named in this prospectus are offering shares of Common Stock through this Prospectus. The Company will not receive any of the proceeds from the sale of the shares by the selling stockholders.  Our Common Stock is presently not traded on any market or securities exchange. The 2,900,000 shares of our Common Stock may be sold by the selling stockholders at a fixed price of $0.01 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”) which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.  There can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an inactive trading market, investors may be unable to liquidate their investment or make any profit from the investment We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders of our Company.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The date of this Prospectus is [Date]

A CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus.  This summary does not contain all the information that you should consider before investing in the Common Stock.  You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.  In this Prospectus, the “Company,” “we,” “us,” and “our” refer to Health in Harmony, Inc. unless the context otherwise requires.  The term “fiscal year” refers to our fiscal year ended October 31, 2010.  Unless otherwise indicated the term “Common Stock” refers to shares of the Company’s common stock.

ABOUT OUR COMPANY

We are a Nevada Corporation incorporated on March 26, 2008.

On March 28, 2008 we entered into an agreement with our President, Tammy DuPerron, whereby we purchased a wellness program which she developed. The wellness program consists of various physical and mental activities designed for use by the elderly. The program’s goal is to keep the elderly physically active and mentally engaged and challenged. We intend to commence business operations by marketing the wellness program to resellers who would market and present the program in their communities. As of the date hereof, we have not entered into any sales agreements with any resellers.

Targeted resellers will include individuals who are employed by or have a relationship with institutions which provide care for the elderly.  Such individuals would include nursing professionals, social workers, physical or rehabilitation therapists and activities directors for institutions such as senior living facilities, treatment centers or nursing homes.

On March 28, 2008, we issued four million (4,000,000) shares of our Common Stock to Tammy DuPerron in payment for the purchase of the wellness program. The shares issued to Tammy DuPerron are subject to Rule 144 of the Securities Act of 1933 and as such, are defined as restricted securities.

Our principal executive offices are located at 11107-50th Avenue Edmonton, Alberta, Canada, T6H 0J, and our telephone number is (780) 809-0611.

TERMS OF THE OFFERING

The selling stockholders named in this Prospectus are offering shares of Common Stock of the Company for their own account (the “Offering”). We will not receive any of the proceeds from the sale of these shares of Common Stock. There will be 6,900,000 shares of our Common Stock outstanding prior to and after this Offering. The offering price of $0.01 (the “Offering Price”) was determined based upon the price the shares of Common Stock were sold to our stockholders in an offering conducted pursuant to Regulation S, whereby all stockholders represented to us that they are non-U.S. persons as such is defined under Regulation S.  Further, the Offering Price  is a fixed price at which the selling stockholders may sell their shares until our Common Stock is quoted on the OTCBB, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of the Common Stock may find it difficult to resell the securities offered herein should the purchaser desire to do so.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data for the years ended October 31, 2010 and 2009 is derived from our audited financial statements.

	Year ended October 31, 2010 -$-	Year ended October 31, 2009 -$-

STATEMENT OF OPERATIONS
Revenues	0	0
Cost of revenues	0	0
General and Administrative Expenses	12,537	12,000
Net Loss	12,537	12,000

BALANCE SHEET DATA
Cash	38,463	0
Total Assets	38,463	0
Total Liabilities	10,000	0
Stockholders’ Equity	28,463

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.

RISKS RELATING TO OUR COMPANY

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

We are a development stage company. Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. If we cannot obtain sufficient funding, we may have to delay or abandon the implementation of our business strategy.

WE HAVE NO OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small company starting a new business enterprise and the highly competitive environment. Since we have no operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO DELAY OR ABANDON COMMENCEMENT OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

We estimate that our current cash resources will be sufficient to finance our operations, at the current level of activity, for a period of six to eight months. Over the next twelve months we expect to require $120,000 to fully implement our business plan. Our current cash resources are insufficient to finance our planned expenditures. To successfully execute our planned operations we will need to raise approximately $90,000. Our options for raising the funds include the public or private sale of our common stock, bank financing or further advances from our President. We have no plans for such financing and cannot guarantee that any such financing would be available.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, diminish or abandon our plan of operation. Such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICES OF TAMMY DUPERRON. WITHOUT HER CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of Tammy DuPerron, our President and Chief Executive Officer. We currently do not have an employment agreement with Tammy DuPerron. The loss of her services could have a material adverse effect on our business, financial condition or results of operation.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our Common stock is not listed or quoted on any exchange or quotation system, the offering price of $0.01 per share was arbitrarily determined. . The Offering Price bears no relationship to the book value, assets or earnings of our Company or any other recognized criteria of value. The Offering Price should not be regarded as an indicator of the future market price of the securities.

WE WILL INCUR SIGNIFICANT COSTS TO BE A PUBLIC COMPANY TO ENSURE COMPLIANCE WITH REPORTING AND ACCOUNTING REQUIREMENTS AND WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We will in the future incur significant costs associated with our public company reporting requirements, costs associated with accounting requirements and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We may not be able to absorb these costs of being a public company which will negatively affect our business operations.

WE MAY NOT SUCCEED IN EFFECTIVELY MARKETING OUR WELLNESS PROGRAM WHICH COULD PREVENT US FROM ATTRACTING RESELLERS AND GENERATING REVENUES.

A significant component of our business plan involves marketing our wellness program to resellers. If we do not market our wellness program effectively we may fail to attract resellers and therefore fail to generate revenues. Our ability to successfully promote our wellness program will depend largely on the efforts of our sole officer and director, any marketing personnel we may engage and the appropriateness of our marketing approaches. To achieve success, we expect to incur substantial advertising and marketing-related expenses over the next twelve months.

THE CONTENT OF OUR WELLNESS PROGRAM MAY NOT MEET THE EXPECTATIONS OF CUSTOMERS WHICH COULD PREVENT RESELLERS FROM ATTRACTING CUSTOMERS AND GENERATING REVENUES.

The ability of resellers to market our wellness program successfully depends on our wellness program meeting the expectations of customers. If, for any reason, we fail to provide customers with a service that meets their expectations, our reputation could suffer substantial harm, which could prevent resellers from attracting customers and prevent us from developing our Company’s business plan.

RECENTLY-ENACTED HEALTH CARE REFORM LEGISLATION MAY LEAD TO SUBSTANTIAL CHANGES IN THE HEALTH CARE INDUSTRY THAT MAY ADVERSELY AFFECT THE COMPANY’S BUSINESS.

Generally, the recently-enacted health care reform legislation requires most United States citizens and legal residents to have health insurance, creates state-based health benefit exchanges and a tax credit system to help the uninsured purchase coverage, requires employers to either provide insurance or pay tax penalties for employees that receive tax credits, imposes new regulations on health plans, and expands Medicaid. Many of the provisions of the law will phase in over the course of the next several years.  There have been challenges to the legislation, at least one of which has been successful.  The ultimate resolution of the challenges and the scope of the legislation in its final form is unknown at this time.  While it is not possible to fully predict at this time the effect of the health care reform legislation on the Company, it is possible that it will have an adverse impact on the Company’s results of operations because of its impact upon customers to whom our resellers will market our wellness program.

STATE EFFORTS TO REGULATE HEALTH CARE PROVIDERS COULD IMPAIR OUR ABILITY TO OBTAIN AND MAINTAIN HEALTH CARE PROVIDERS AS CUSTOMERS.

Some states require health care providers (including skilled nursing facilities, hospices, home health agencies and assisted living facilities) to obtain prior approval, known as a certificate of need for certain changes which affect their operations.   To the extent that facilities would require a certificate of need or other regulatory approval to purchase our services, our operation and expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals and possible delays and expenses associated with obtaining those approvals. We cannot assure you that the facilities to whom our resellers will market our services will be able to gain approval for services requiring that approval.

IF WE ARE UNABLE TO EFFECTIVELY ADAPT TO CHANGES IN THE HEALTHCARE INDUSTRY, OUR BUSINESS MAY BE HARMED.

Political, economic and regulatory influences are subjecting the healthcare industry in the United States to fundamental change. We anticipate that Congress and state legislatures may continue to review and assess alternative healthcare delivery and may in the future propose and adopt legislation effecting fundamental changes in the healthcare delivery system.  We cannot assure you as to the ultimate content, timing or effect of changes, nor is it possible at this time to estimate the impact of potential legislation. Further, it is possible that future legislation enacted by Congress or state legislatures could adversely affect our business or could change the operating environment of customers. It is possible that changes to government program reimbursements and other payors’ reimbursement policies will affect our operations in a manner adverse to us.

CONTINUING PRESSURES TO REDUCE HEALTH CARE COSTS MAY ADVERSELY AFFECT OUR PRICES. IF WE CANNOT REDUCE COSTS OF OUR PRODUCT, SALES MAY NOT OCCUR WHICH WOULD RESULT IN AN ADVERSE IMPACT UPON OUR OPERATIONS.

Increasing awareness of health care costs, public interest in health care reform and continuing pressure from Medicare, Medicaid and other payers to reduce costs in the health care industry, as well as increasing competition among products, could make it more difficult for us to sell our product at the price we anticipate. The reduction of health care costs has become a political priority in the United States, as evidenced by the recently-enacted health care reform legislation.  Laws and regulations affecting reimbursement may be altered, possibly resulting in lower reimbursement amounts from governmental and private payers, and our intended customers may be unwilling to purchase our product in such an environment.  In the event that the market will not accept planned prices for our product, our sales and profits could be adversely affected. We believe that our ability to gain a market share and operate profitably in the long term may depend in part on our ability to price our product competitively. If we are unable to gain sales volumes which would allow competitive pricing, we may be unable to gain a market share or may lose market share to alternative products, including competitors’ products. Similarly, if we cannot enter a market with new products priced competitively with adequate margins and then reduce product prices as sales volume increases, we may not be able to sell new products profitably or gain any meaningful market share. Any of these results would adversely affect our future results of operations.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY ON THE BASIS OF PRODUCT INNOVATION, QUALITY, CONVENIENCE AND PRICE WITH LARGER COMPANIES THAT HAVE SUBSTANTIALLY GREATER RESOURCES AND LARGER DISTRIBUTION NETWORKS, WE MAY BE UNABLE TO GAIN OR MAINTAIN A MARKET SHARE, IN WHICH CASE OUR SALES MAY NOT GROW AND OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

We expect the market for our product to be competitive.  Wellness programs may be designed and marketed by other companies and may also be developed by our customers in house.  We believe that our ability to compete will depend upon our product innovation, the quality of our product and pricing. The ability to compete effectively depends on our ability to differentiate our product based on results as well as our ability to identify and respond to changing customer needs. We expect competition in our markets both from large established medical companies and from smaller companies who may have competitive products with proprietary features.  Prospective competitors may have economic and other resources substantially greater than ours and may be well established as suppliers to the healthcare industry. There is no assurance that our competitors will not substantially increase resources devoted to the development and marketing of products competitive with our product. The successful implementation of such a strategy by one or more of our competitors could materially and adversely affect us.

DEMAND FOR OUR PRODUCT WILL BE SIGNIFICANTLY IMPACTED BY CHANGES IN THE GENERAL LEVEL OF ECONOMIC ACTIVITY, AND CONTINUED PERIODS OF REDUCED ECONOMIC ACTIVITY COULD NEGATIVELY IMPACT OUR BUSINESS AND RESULTS OF OPERATIONS.

Demand for our product may be significantly impacted by changes in the general level of economic activity, particularly any negative effect on healthcare and quality control spending. As economic activity slows, many potential customers for our product may reduce their spending for products such as ours.  During periods of reduced economic activity, we may also be subject to increased competition for market share and pricing pressure. As a result, continued periods of reduced economic activity could have a material adverse impact on our business and results of operations.

DECREASES OF IN-PATIENT ADMISSIONS AT OUR CUSTOMERS’ FACILITIES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR BUSINESS.

The general level of in-patient admissions at our potential customers’ facilities significantly affects demand for our product.  When a facility’s admissions increase, that increase could support the purchase of products such as ours. As admissions decrease, customers may reduce their spending on wellness products. We also may experience more competitive pricing pressure during periods of in-patient admissions downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, in-patient admissions at our potential customers’ facilities could decline. This reduction in admissions could adversely affect the demand for our product and our profitability.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OFSECURITIES LAWS.

Tammy DuPerron, our President and Chief Executive Officer, lacks public company experience, which could impair our ability to comply with legal and regulatory requirements to which the Company will be subject. Tammy DuPerron has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal and state securities laws and making required disclosures on a timely basis. Tammy DuPerron may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy which would likewise jeopardize your investment in our Company.

UPON THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, WE WILL NOT BE REQUIRED TO FILE PROXY STATEMENTS PURSUANT TO THE SECURITIES EXCHANGE ACT OF1934, WHICH MAY IMPEDE YOUR ABILITY TO OBTAIN INFORMATION ABOUT OUR BUSINESS AND OPERATIONS.

Upon effectiveness of this registration statement we will be subject to Section 15(d) of the Exchange Act.  Pursuant to Section 15(d) we are not required to file proxy statements.  Proxy statements may be useful to investors in assessing corporate business decisions such as how management is paid and potential conflict-of-interest issues with auditors. Only if we register our Common Stock under the Exchange Act will we be required to file proxy statements. However, we may never file a Form 8A to register our Common Stock under Section 12 of the Exchange Act.  If we do not file a Form 8A, we are not required to file proxy statements and it may impede your ability to obtain information about our business and operations which may have a negative effect on your investment.

RISKS RELATING TO OUR COMMON STOCK

THERE IS NO LIQUIDITY AND NO ESTABLISHED PUBLIC MARKET FOR OUR COMMON STOCK AND WE MAY NOT BE SUCCESSFUL AT OBTAINING A QUOTATION ON A RECOGNIZED QUOTATION SERVICE. IN SUCH EVENT IT MAY BE DIFFICULT TO SELL YOUR SHARES.

There is presently no public market for our Common Stock. There can be no assurance that we will be successful at developing a public market or in having our Common Stock quoted on a quotation facility such as the OTCBB. There are risks associated with attempting to obtain a quotation for our Common Stock, including that broker dealers may not be willing to make a market in our Common Stock, or to request that our Common Stock be quoted on a quotation service. In addition, even if a quotation is obtained, the OTCBB and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our Common Stock on acceptable terms. If trades in our Common Stock are not quoted on a quotation facility, it may be very difficult for investors to find buyers for their shares of Company Common Stock.

WE MAY, IN THE FUTURE, ISSUE ADDITIONAL SHARES OF COMMON STOCK, WHICH WOULD REDUCE INVESTORS’ PERCENT OF OWNERSHIP AND MAY DILUTE SHARE VALUE.

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of Common Stock.  As of the date of this Prospectus we had 6,900,000 shares of Common Stock outstanding. Accordingly, we may issue up to an additional 68,100,000 shares of common stock. The future issuance of Common Stock may result in substantial dilution in the percentage of Common Stock held by our then existing stockholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares of Common Stock held by our investors, and might have an adverse effect on any trading market for our Common Stock.

CERTAIN COMPANY ACTIONS AND THE INTERESTS OF STOCKHOLDERS MAY DIFFER.

The voting control of the Company could discourage others from initiating a potential merger, takeover or another change-of-control transaction that could be beneficial to stockholders.  As a result, the value of stock could be harmed.  Purchasers should be aware that a single stockholder who is our sole officer and director owns 57.97% of the Company’s issued and outstanding Common Stock.

BECAUSE WE DO NOT INTEND TO PAY ANY CASH DIVIDENDS ON OUR COMMON STOCK, OUR STOCKHOLDERS WILL NOT BE ABLE TO RECEIVE A RETURN ON THEIR SHARES UNLESS THEY SELL THEM.

 We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our Common Stock. Our Common Stock is not and has not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our Common Stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their Common Stock.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our Common Stock and may affect your ability to resell the Common Stock.

USE OF PROCEEDS

The selling stockholders are selling shares of Common Stock covered by this Prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell our shares at the price of $0.01 per share unless and until our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. This price was arbitrarily determined by us.

DILUTION

The Common Stock to be sold by the selling stockholders is Common Stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The shares of Common Stock being offered for sale by the selling stockholders hereunder consist of 2,900,000 shares of our Common Stock held by 29 stockholders who purchased the Common Stock in an offering exempt from registration pursuant to the exemption provided by Regulation S.

The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this Prospectus. All expenses incurred with respect to the registration of the Common Stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of Common Stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The table lists the number of shares of Common Stock beneficially owned by each selling stockholder as of the date of this Prospectus, the shares of Common Stock covered by this Prospectus that may be disposed of by each of the selling stockholders and the number of shares that will be beneficially owned by the selling stockholders assuming all of the shares covered by this Prospectus are sold.

The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may from time to time offer and sell pursuant to this Prospectus any or all of the Common Stock being registered. The selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Except as may be indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

Name of Selling Stockholder	Shares of Common Stock owned prior to Offering	Percent of Common Stock owned prior to Offering	Shares of Common Stock to be sold	Shares of Common Stock owned after Offering	Percent of Common Stock owned after Offering
Barbara Macrae-Kniel	100,000	1.45%	100,000	0	0%
Elzbieta Klus	100,000	1.45%	100,000	0	0%
Pamela Robertson	100,000	1.45%	100,000	0	0%
Catherine McCrea	100,000	1.45%	100,000	0	0%
Steffany Hanlen	100,000	1.45%	100,000	0	0%
Beth R. E. Chevrefils	100,000	1.45%	100,000	0	0%
Brittany Gooz	100,000	1.45%	100,000	0	0%
Amy Edwards	100,000	1.45%	100,000	0	0%
Rachelle DuPerron*	100,000	1.45%	100,000	0	0%
Tamis Rombough	100,000	1.45%	100,000	0	0%
Shirley Ann Goski	100,000	1.45%	100,000	0	0%
Janis Cook	100,000	1.45%	100,000	0	0%
Devon Seagrave	100,000	1.45%	100,000	0	0%
Janine Dillman	100,000	1.45%	100,000	0	0%
John Peter Goski	100,000	1.45%	100,000	0	0%
Taryn Troyer	100,000	1.45%	100,000	0	0%
M. A. Demskie	100,000	1.45%	100,000	0	0%
Robin Anderson	100,000	1.45%	100,000	0	0%
Joanne Ross	100,000	1.45%	100,000	0	0%
Jesse Edwards	100,000	1.45%	100,000	0	0%
Lauren McCrea	100,000	1.45%	100,000	0	0%
Patrick Goski	100,000	1.45%	100,000	0	0%
Trina Alain	100,000	1.45%	100,000	0	0%
Patti Matty	100,000	1.45%	100,000	0	0%
Michel Leclerc	100,000	1.45%	100,000	0	0%
Pamela McNeill	100,000	1.45%	100,000	0	0%
Lynda Robertson	100,000	1.45%	100,000	0	0%
Cathy Hahn	100,000	1.45%	100,000	0	0%
Stephanie Robertson	100,000	1.45%	100,000	0	0%
Total	2,900,000	42.05%	2,900,000	0	0%

(*Rachelle DuPerron is the niece-in-law of our President Tammy DuPerron)

To our knowledge, none of the selling stockholders or their beneficial owners:

–      other than as noted above, has had a material relationship with us other than as a stockholder at any time within the past three years; or
–      has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
–      are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling stockholders may sell some or all of their Common Stock at a fixed price of $0.01 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, stockholders may sell their shares in private transactions to other individuals. Although our Common Stock is not listed on a public exchange, we will plan to seek a listing on the OTCBB at some time in the future. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. Sales by selling stockholders must be made at the fixed price of $0.01 until a market develops for the Common Stock.

If and when a market has been developed for our Common Stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. At such time, the distribution of the shares may be effected in one or more of the following methods:

●	ordinary brokers transactions, which may include long or short sales,
●	transactions involving cross or block trades on any securities or market where our common stock is trading,
●	through direct sales to purchasers or sales effected through agents,
●	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or
●	any combination of the foregoing.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling stockholders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the Common Stock.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The Common Stock offered by this Prospectus constitutes penny stock under the Securities and Exchange Act. The Common Stock will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares of Common Stock in our Company will be subject to the penny stock rules.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

BLUE SKY RESTRICTIONS ON RESALE

When a selling stockholder wants to sell shares of our Common Stock under the Prospectus which is a part of this registration statement, the selling stockholder will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. The broker for a selling stockholder will be able to advise the stockholder as to which states have an exemption for secondary sales of our Common Stock.

Any person who purchases shares of our Common Stock from a selling stockholder pursuant to this Prospectus and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, a selling stockholder will indicate in which state(s) he or she wishes to sell the shares, and such seller’s broker will be able to identify whether the stockholder will need to register in that state or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES
GENERAL

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share. As of October 31, 2010 there were 6,900,000 shares of our Common Stock issued and outstanding held by 30 stockholders of record.

COMMON STOCK

The holders of our Common Stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our Common Stock does not provide the right to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. Please refer to the Company’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights of holders of the Company’s Common Stock.

DIVIDENDS

We have not paid any cash dividends to stockholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions and other pertinent factors.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

WARRANTS

There are no outstanding warrants to purchase our securities.

OPTIONS

There are no outstanding options to purchase our securities.

INTERST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the Offering, a substantial interest, directly or indirectly, in our Company. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

AUDITING MATTER

Our financial statements for the period from our inception on March 26, 2008 to October 31, 2010  included in this Prospectus have been audited by LBB & Associates Ltd. LLP, an independent registered public accounting firm located at 10260 Westheimer Road, Suite 310, Houston, TX 77042 and have been included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The law office of Synergy Law Group, LLC, 730 West Randolph Street, Chicago, IL has passed upon the validity of the Common Stock offered under this Prospectus.

ORGANIZATION WITHIN THE LAST FIVE YEARS

We are a Nevada corporation incorporated on March 26, 2008.

On March 28, 2008 we entered into an agreement with our President, Tammy DuPerron, whereby we purchased a wellness program which she developed. The wellness program consists of various physical and mental activities designed for use by the elderly. The program’s goal is to keep the elderly physically active and mentally engaged and challenged. We intend to commence business operations by marketing the wellness program to resellers who would market and present the program in their communities. As of the date hereof, we have not entered into any sales agreements with any resellers.

DESCRIPTION OF BUSINESS

Business Model

Description of Wellness Program

Our wellness program consists of various physical and mental activities designed for use by the elderly.

Our wellness program is designed to facilitate a comprehensive program to enhance mental, physical and emotional health of the elderly.  The program includes an assessment module to determine the abilities of the users and the goals of the program for those users.  The program can be tailored for use by an individual or a group.  The program is adapted to the needs of the participants.  For example, a program developed for use in a rehabilitation center would be different from a program designed for use in an Alzheimer’s unit.  The program can be utilized as an ongoing and continuous series.  Programs for defined periods (such as one week, month or year) will also be available.  The components of the wellness program include strategies to increase physical exercise, enhance mental stimulation and encourage social interaction, all of which are designed to improve the quality of life of the elderly.  The program will include applications for use by a patient’s family members or caregivers which are designed to enhance the benefit of the program.  The Company intends to continually refine the elements of the wellness program as it receives feedback from licensees on their experience in implementing the program and as it becomes aware of the results of research which reveals other effective strategies to contribute to the overall wellness of the elderly.

The program’s goal is to keep the elderly physically active and mentally engaged and challenged.  The program includes activities to support maintenance and enhancement of physical and cognitive abilities comprised of physical movement such as specific types of exercises and mental challenges such as puzzles, games and reading.

To reach our ultimate end users, we intend to market our wellness program to resellers who would market and present the wellness program for purchase by health care institutions.

The wellness program will be sold in electronic file format to resellers. We intend to distribute the wellness program to resellers by email or other internet based web sites that facilitate the delivery of large electronic files. Resellers would present the program with the use of a laptop computer and multimedia projector.

Reseller Component – Our Customers

We will market our wellness program to individuals employed by or involved in the health care industry.  Such individuals will include nurses, social workers, physical or rehabilitation therapists and activities directors using primarily direct selling.  These resellers will market the wellness program to institutions which provide services to the elderly such as nursing homes, rehabilitation centers, physician offices, treatment centers or senior living facilities which would purchase this program from the resellers, and then offer it to their patients.  We will reach these “resellers” by personal contact through our President.  We also may expand to advertising in print media, on the radio or on television.

Resellers and the Company would sign a reseller contract that contains terms of the engagement and compensation.

Resellers would be granted exclusive rights to market and present the wellness program in a specified geographical region. Resellers would be required to pay us a negotiated percentage of their revenues. Initially, we do not plan to charge upfront fees to the resellers for exclusive rights to geographical regions. Provided we gain market acceptance, we intend to charge a regional license fee to subsequent resellers.

The resellers (such as nurses, social workers, and other healthcare professionals) will market the wellness program to healthcare facilities throughout North America such as long-term care and nursing facilities, rehabilitation and therapy centers, hospice organizations, assisted living facilities and retirement communities, who come in daily contact with our end user, the elderly, for whom our program is designed.

Competition

We anticipate that the market for the Company’s product will be highly competitive. In general, the Company’s product may compete with the products of other companies in the business of designing, developing, distributing and marketing wellness programs. Some of these competitors may have greater financial or other resources than the Company. The Company believes that the principal competitive factors in each of its markets are (i) product design, development and improvement, (ii) customer support and (iii) price. The Company emphasizes overall value through a combination of competitive pricing, product quality and customer service.

Not only do we expect to compete with other companies, we will be competing with wellness programs developed in-house by our targeted customers (i.e. the hospitals, rehabilitation centers etc.).  Many healthcare facilities have programs in place which are designed to achieve goals similar to those targeted by our product.  Some healthcare facilities additionally have employed staff to conduct their wellness programs.  These in-house wellness programs will be in direct competition with our product.

There exist numerous programs supported by the federal and state governments and others underwritten by charitable foundations whose mission it is to enhance fitness and well-being and encourage a healthy lifestyle for the elderly.   Many have broad objectives, while others target specific aims such as preventing falls or managing chronic conditions.

These programs will initially be competitive with the Company’s wellness program.  However, there may be synergies which may be developed with some organizations whereby some organizations could incorporate the Company’s wellness program into the services which they offer aging Americans.

Health Care Reform

Comprehensive health care reform legislation has recently been enacted (the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010), and certain provisions will go into effect over the next several years.  The health care reform legislation has been challenged in courts, successfully as to a portion thereof in one instance.  Health care reform is still in a state of uncertainty which may affect decisions which our potential customers (i.e. the health care facilities which would purchase the wellness program) will make with regard to purchasing products such as our wellness program.  Although we will not be directly affected by health care legislation, our business will be indirectly affected by the health care legislation to the extent that such legislation affects the customers (i.e. the health care facilities) to whom our product will be offered.

Regulation

Our Company is not regulated as a health care provider.  However, the medical industry itself is heavily regulated.  Our potential customers (i.e. the health care facilities) are subject to regulation by numerous federal and state regulatory agencies that regulate their operations.  Such regulations are expected to have an indirect effect on our business, because they will affect how our potential customers may respond to the offering of our product.  We expect to be affected indirectly to the extent such requirements affect our customers.

Sales, Marketing and Customers

The Company’s product will be marketed and sold primarily to resellers who will market the wellness program to healthcare facilities throughout the United States such as long-term care and nursing facilities, rehabilitation and therapy centers, hospice organizations, assisted living facilities and retirement communities through the direct sales efforts of our President. Our President intends to reach nurses, social workers and other healthcare professionals through distribution of marketing and promotional material to her existing contacts in the medical field.

Our President intends to join organizations and attend conferences and trade shows relevant to our targeted professionals to promote our wellness program.  Participation in such conferences is expected to include attendance, sponsorship, displays and/or information booths.

In addition, we may extend marketing efforts to include advertising in print media, on the radio or on television.  We are exploring the marketing channels of email campaigns, networking sites, referral programs, internet search engine optimization and targeted online advertising.  Some public information websites might prove to be ideal platforms from which to showcase the Company’s wellness program.

Demand Factors

As of the date of the preparation of this report, these and other independent government and trade publications cited herein are publicly available on the Internet without charge.  Upon request, the Company will also provide copies of such sources cited herein.

Aging Population

According to the Administration on Aging, a division of the US Department of Health and Human Services, the older population (persons 65 years or older) numbered 39.6 million in 2009 (the latest year for which data is available). They represented 12.9% of the US population, about one in every eight Americans. By 2030, there will be about 72.1 million older persons, more than twice their number in 2000. People age 65 and older represented 12.4% of the population in the year 2000 but are expected to grow to be 19% of the population by 2030.  http://www.aoa.gov/aoaroot/aging_statistics/index.aspx

Benefits of Physical and Mental Activities for Aging Adults

Physical activity is beneficial for the health of people of all ages, including the 65 and over population reports Older Americans 2010:  Key Indicators of Well-Being, a report produced by the Federal Interagency Forum on Aging Related Statistics.  Physical activity can reduce the risk of certain chronic diseases, may relieve symptoms of depression, helps to maintain independent living, and enhance overall quality of life.  Research has shown that even among frail and very old adults, mobility and functioning can be improved through physical activity.
http://www.agingstats.gov/agingstatsdotnet/Main_Site/Data/2010_Documents/Docs/OA_2010.pdf

According to the National Institute on Aging division of the US National Institutes of Health, regular exercise and physical activity are important to the physical and mental health of almost everyone, including older adults. Being physically active can help older adults continue to do the things they enjoy and stay independent as they age. Regular physical activity over long periods of time can produce long-term health benefits.  This explains why health experts say that older adults should be active every day to maintain their health. In addition, regular exercise and physical activity can reduce the risk of developing some diseases and disabilities that develop as people grow older. In some cases, exercise is an effective treatment for many chronic conditions. For example, studies show that people with arthritis, heart disease, or diabetes benefit from regular exercise. Exercise also helps people with high blood pressure, balance problems, or difficulty walking.
http://www.nia.nih.gov/HealthInformation/Publications/ExerciseGuide/

Conversely, as reported by the Senior Journal, a decrease in physical activity accelerates a decline in health, explained Elaine Cress, professor in the Institute of Gerontology and lead author of a related study published in the current issue of the journal Gerontology.  http://seniorjournal.com/NEWS/SeniorStats/2010/20101201-AgingTo100.htm

According to the Aging Home Health Care newsletter, several research studies show a direct correlation between leisure time physical activities, improved quality of life and living a longer life. High levels of leisure time physical activities are associated with reduced or delayed complications from chronic illness.

Hobbies such as painting, playing cards and computer games are important for brain fitness. Trying something new, different and challenging often can delay or prevent Alzheimer’s or dementia. There are now senior clubs forming that use the Wii to promote physical activity, as well as a reason to socialize and have fun.

Hobbies for the active senior ideally involve a variety of activities. Being well rounded and enjoying a variety of different activities are added benefits of the mind body connection. Active seniors will benefit by experiencing better sleep, improved flexibility and balance, will build increased endurance and experience a better quality of life.

Hobbies are a way for active seniors to stay interested in life and enjoy physical and mental activity. Finding physical activities seniors enjoy and will continue to do are important for consistency and to experience the mind body connection. Many hobbies cost very little or have a minimal fee to participate. http://www.aginghomehealthcare.com/activities-for-senior-citizens.html

The medical research consistently concludes that physical exercise has a dramatic effect on the quality of a retiree’s life, both the physical body and the mind.  The muscle system improves with exercise, bones become stronger and the mind has more clarity for a longer period of time. http://www.seniorcitizenjournal.com/2010/05/08/for-retirees-exercise-improves-quality-of-life/

Regular physical activity can help keep the thinking, learning, and judgment skills of senior citizens sharp as they age. It can also reduce the risk of depression and may help seniors sleep better. Research has shown that doing aerobic or a mix of aerobic and muscle-strengthening activities 3 to 5 times a week for 30 to 60 minutes can provide these mental health benefits. Some scientific evidence has also shown that even lower levels of physical activity can be beneficial. http://www.cdc.gov/physicalactivity/everyone/health/index.html#ImproveMentalHealth

Exercise classes, enrichment, educational classes and support systems for seniors have been identified as ways to keep a senior citizen independent. http://www.ehow.com/how_5844029_senior-citizens-independent.html

Management believes that as aging citizens choose assisted living facilities and retirement communities, they will opt for institutions which encourage physical activity and mental challenges as a way to maintain their health and independence.  The Company’s wellness program could offer a competitive advantage to facilities which offer the program.  Management believes that there will be demand to support its marketing efforts for the wellness program.

Intellectual Property

We own a wellness program consisting of various physical and mental activities designed for use by the elderly. We have not filed for any protection of the content of our program. We do not have any other intellectual property.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 11107-50th Avenue Edmonton, Alberta, Canada, T6H 0J, and our telephone number is (780) 809-0611. The office is provided to us by our president at no cost.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings which involve us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

ADMISSION TO QUOTATION ON THE OTC BULLETIN BOARD

We intend at some time in the future to have our Common Stock be quoted on the OTC Bulletin Board. If our Common Stock is not quoted on the OTCBB, a stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTCBB differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and (2) securities admitted to quotation are offered by one or more broker-dealers.

To qualify for quotation on the OTCBB, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the listing of a company’s securities. We do not yet have an agreement with a registered broker-dealer, as the market maker, willing to list bid or sale quotations and to sponsor the Common Stock of the Company. We may not now and may never qualify for quotation on the OTCBB.

TRANSFER AGENT

We have not retained a transfer agent to serve as transfer agent for shares of our Common Stock. Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our Common Stock.

HOLDERS

As of October 31, 2010 we had 6,900,000 shares of our Common Stock issued and outstanding held by 30 holders of record.

The selling stockholders are offering hereby up to 2,900,000 shares of common stock at a fixed price of $0.01 per share.

The 4,000,000 shares of common stock held by our President, Tammy DuPerron, are eligible for sale pursuant to Rule 144 subject to the current public information requirements, volume limitations, manner and notice of sale requirements as provided therein.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

We have no equity compensation or stock option plans. We may in the future adopt a stock option plan.

REGISTRATION RIGHTS

We have not granted registration rights to any of our stockholders.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our Common Stock and our Company, please review the registration statement, including exhibits, filed as a part thereof. Statements in this Prospectus as to the contents of any document filed as an exhibit to the registration statement, set forth the material terms of such document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

We are not currently subject to the informational requirements of the Exchange Act. Upon the effectiveness of the registration statement offering the Common Stock described herein, we will be subject to the informational requirements of the Exchange Act.  In accordance therewith, we will file quarterly and annual reports and other information with the SEC. The registration statement, reports and other information, including the exhibits and schedules thereto, may be inspected at the Public Reference Room of the SEC at 100 F Street N.E, Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Room of the SEC at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s website at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions. The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

RESULTS OF OPERATIONS

Revenues

We have a limited operational history. From our inception on March 26, 2008 to October 31, 2010 we did not generate any revenues. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

 Expenses

During the year ended October 31, 2010 we incurred total operating expenses of $12,537, including $6,000 in donated management fees, $6,000 in donated rent and $537 in office and miscellaneous.

During the year ended October 31, 2009 we incurred total operating expenses of $12,000, including $6,000 in donated management fees and $6,000 in donated rent. The donated management fees consist of services provided by our President during 2009 which included continuing development of the Company’s business plan, time spent on research to locate potential re-sellers, coordinating work of accountants in preparation of audited financial statements, coordinating work of attorneys in preparation of the Company’s securities registration statement and general administrative work for the Company.

From our inception on March 26, 2008 to October 31, 2010 we incurred total operating expenses of $35,537, including $15,500 in donated management fees $15,500 in donated rent and $537 in office and miscellaneous.

Our general and administrative expenses consist of bank charges, office expenses, communication expenses (cellular, internet, fax and telephone) and courier and postage costs.

Net Loss

During the year ended October 31, 2010 we incurred a net loss of $12,537 compared to a net loss of $12,000 during the year ended October 31, 2009.  From our inception on March 26, 2008 to October 31, 2010 we incurred a net loss of $35,537.

PLANNED OPERATIONS

Over the next twelve months our planned operations consist primarily of selling our wellness program to resellers.  Our current and ongoing selling activity consists of our President contacting nurses, social workers and other healthcare professionals introducing our wellness program and conveying the benefits of our wellness program with the aim of entering into reseller agreements.

 Our first milestone is to conclude twenty reseller agreements which we anticipate will generate revenues of approximately $150,000, annually. We anticipate the cost of this milestone to be $5,000 consisting primarily of communication and travel costs as our President, at present, is donating her services to us. We are unable determine when we will be able to reach this milestone as we cannot predict how successful our selling efforts will be with a new product that has no proven market acceptance particularly in the existing unstable health care environment .

Our subsequent milestones are based on the number of reseller agreements entered into. The timing of achieving subsequent milestones cannot be reliably determined, as noted above. Due to the uncertainty of establishing the timing of future milestones, the associated costs, likewise cannot be reasonably estimated.

At present we are not able to estimate when we will be able to generate sustained revenues. The Company expects to be in a better position to project its milestones and its ability to generate sustained revenues at such time as the Company is able to fully implement its business plan and believes that projections beyond its first milestone would be speculative.

LIQUIDITY AND CAPITAL RESOURCES

As of October 31, 2010 we had $38,463 in cash, $38,463 in total assets, $10,000 in total liabilities, working capital of $28,463 and an accumulated deficit of $35,537. As of October 31, 2009 we had $0 in cash, $0 in total assets, $0 in total liabilities, working capital of $0 and an accumulated deficit of $23,000.

During the year ended October 31, 2010 we used net cash of $12,537 in operations, generated cash of $39,000 from financing activities and had no cash flows from investing activities. During the year ended October 31, 2009 we had no cash flows from operations, investing or financing activities. From our inception on March 26, 2008 to October 31, 2010 we used net cash of $537 in operations, generated cash of $39,000 from financing activities and had no cash flows from investing activities.

We are dependent on funds raised through equity financing and loans from our President. Since our inception on March 26, 2008 we have raised proceeds of $29,000 in cash from the sale of our common stock and $10,000 in loan proceeds from our President.

Over the next twelve months we expect to require $120,000 in financing to commence our planned operations. Our current cash resources are insufficient to finance our planned expenditures. We estimate that our current cash resources will be sufficient to finance our operations, at the current level of activity, for a period of six to eight months, which estimate includes the additional expenses the Company will incur upon becoming a reporting company We do not expect to have significant capital expenditures in the next twelve months. To successfully commence our planned operations we will need to raise approximately $90,000 in additional financing. We anticipate raising the funds through the sale of our common stock and further loans from our President. However, there are no assurances that we will be able to raise funds via either of these two options. Our ability to raise financing in the equity markets are uncertain as the equity markets, in recent years, have been depressed especially for start-up companies like ourselves. We expect that our President will extend further loans to us but she has no obligation or commitment to do so.

GOING CONCERN CONSIDERATION

We have not generated any revenues since inception. As of October 31, 2010 we had accumulated losses of $35,537. Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

OFF BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our sole officer and directors and her age as of the date hereof is as follows:

NAME	AGE	POSITION
Tammy DuPerron	50	President, CEO, Treasurer and Secretary.

Tammy DuPerron, has served as our President, CEO, Treasurer and Secretary since our inception.  She is also our sole director. Tammy DuPerron graduated in 1990 from the University of Alberta with a Bachelor of Science degree in nursing. From 1991 to 2008 she provided a full range of occupational health and home care nursing services in both the public and private health care systems. During this period she developed individualized care plans, provided direct nursing care and educated clients, families and patients in consultation with physicians and health care professionals. From 2008 to the present she has been responsible for facilitating and coordinating the development of quality projects for clinical services and leading and managing quality initiatives by providing leadership, change management and facilitation as a private consultant. In addition, since 2003 to the present, she has been a professional speaker and coach with Fresh Perspectives in Edmonton, Alberta. As a professional speaker and coach she developed and delivered a variety of self development programs and personal coaching based on client need.

Term of Office

Our director was appointed for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until the next annual meeting of the board of directors and until such officer’s successor shall have been elected and qualified subject to earlier resignation or removal by the board.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officer paid by us for the Company’s last completed fiscal year in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Years	Salary -$-	Bonus -$-	Stock Awards -$-	Option Awards -$-	Non-Equity Incentive Plan Compensation $-	Non-Qualified Deferred Compensation Earnings -$-	All Other Compensation -$-	Totals -$-
Tammy DuPerron, President CEO	2009	0	0	0	0	0	0	0	0
	2010	0	0	0	0	0	0	0	0

As of the date hereof, there have been no grants of stock options to purchase our Common Stock made to the executive officer named in the Summary Compensation Table.

There have been no awards made to the named executive officer under any long term incentive plan.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to our sole director in such capacity.

Employees and Employment Agreements

We currently do not have any employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of Common Stock as of the date hereof and by our officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	and Nature of Beneficial Owner	Percent of Class (1)
Common Stock	Tammy DuPerron 11107-50th Avenue Edmonton, Alberta, Canada, T6H 0J1	4,000,000	57.97%

 (1)  Based upon 6,900,000 shares outstanding as of the date hereof.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On March 28, 2008 we entered into an agreement with our President, Tammy DuPerron, whereby we purchased a wellness program which she developed. On March 28, 2008, we issued four million (4,000,000) shares of our Common Stock to her as compensation for our purchase of the wellness program. The shares issued to Tammy DuPerron are subject to Rule 144 of the Securities Act of 1933 and as such, are defined as restricted securities.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have agreed to indemnify our director and officer against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, fficer and controlling person pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

HEALTH IN HARMONY INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

October 31, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Health In Harmony Inc.
(A Development Stage Company)
Edmonton, AB, Canada

We have audited the accompanying balance sheets of Health In Harmony Inc. as of October 31, 2010 and 2009, and the related statements of operations, stockholders' equity, and cash flows for the years ended October 31, 2010 and 2009, and for the period from March 26, 2008 (Inception) to October 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Health In Harmony Inc. as of October 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended October 31, 2010 and 2009, and for the period from March 26, 2008 (Inception) through October 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses from operations which raise substantial doubt about its ability to continue as a going concern.  Management's plans regarding those matters also are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
December 23, 2010

HEALTH IN HARMONY INC.
(A Development Stage Company)

BALANCE SHEETS

	October 31, 2010 - $ -	October 31, 2009 - $ -

ASSETS
Current assets
Cash and cash equivalents	38,463	-
Total current assets	38,463	-
Total assets	38,463	-

LIABILITIES

Current liabilities
Accounts payable	-	-
Advance - related party	10,000	-
Total current liabilities	10,000	-
Total liabilities	10,000	-

STOCKHOLDERS’ EQUITY
Common stock
Authorized:
75,000,000 common shares with a par value of $0.001
Issued and outstanding:
6,900,000 and 4,000,000 common shares as of October 31, 2010 and 2009, respectively	6,900	4,000
Additional paid in capital	57,100	36,000
Subscriptions receivable	-	(17,000)
Deficit accumulated during the development stage	(35,537)	(23,000)
Total stockholders’ equity	28,463	-
Total liabilities and stockholders’ equity	38,463	-

The accompanying notes are an integral part of these financial statements.

HEALTH IN HARMONY INC.
(A Development Stage Company)

STATEMENTS OF OPERATIONS

	Year ending October 31, 2010 - $ -	Year ending October 31, 2009 - $ -	Period from March 26, 2008 (Inception) to October 31, 2010 - $ -

Management fees	6,000	6,000	15,500
Rent	6,000	6,000	15,500
Impairment of intangible asset	-	-	4,000
Office and miscellaneous	537	-	537
Net loss	(12,537)	(12,000)	(35,537)
Basic and diluted net loss per share	(0.00)	(0.00)
Weighted average number of shares outstanding	5,009,863	4,000,000

The accompanying notes are an integral part of these financial statements.

HEALTH IN HARMONY INC.
(A Development Stage Company)

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MARCH 26, 2008 (INCEPTION) TO OCTOBER 31, 2010

	Common Stock		Additional Paid-in Capital	Deficit Accumulated During Development Stage	Total
	Number	-$-	-$-	-$-	-$-
Balance, March 26, 2008 (Inception)	-	-	-	-	-
Common shares issued for intangible asset	4,000,000	4,000	-	-	4,000
Donated services	-	-	7,000	-	7,000
Net loss	-	-	-	(11,000)	(11,000)
Balance, October 31, 2008	4,000,000	4,000	7,000	(11,000)	-

Donated services	-	-	12,000	-	12,000
Net loss	-	-	-	(12,000)	(12,000)
Balance, October 31, 2009	4,000,000	4,000	19,000	(23,000)	-

Common shares issued for cash	2,900,000	2,900	26,100	-	29,000
Donated services	-	-	12,000	-	12,000
Net loss	-	-	-	(12,537)	(12,537)
Balance, October 31, 2010	6,900,000	6,900	57,100	(35,537)	28,463

The accompanying notes are an integral part of these financial statements.

HEALTH IN HARMONY INC.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS

	Year ending October 31, 2010 - $ -	Year ending October 31, 2009 - $ -	Period from March 26, 2008 (Inception) to October, 31, 2010 - $ -

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(12,537)	(12,000)	(35,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Donated services	12,000	12,000	31,000
Impairment of intangible asset	-	-	4,000
NET CASH PROVIDED BY OPERATING ACTIVITIES	(537)	-	(537)

CASH FLOWS FROM FINANCING ACTIVITIES
Advances from related party	10,000	-	10,000
Proceeds from sale of common stock	29,000	-	29,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	39,000	-	39,000

NET INCREASE IN CASH	38,463	-	38,463

CASH, BEGINNING OF PERIOD	-	-	-
CASH, END OF PERIOD	38,463	-	38,463

Supplemental cash flow information:
Interest paid	-	-	-
Income taxes paid	-	-	-

Non-cash transactions:
Stock issued for acquisition of intangible asset	-	-	4,000

The accompanying notes are an integral part of these financial statements.

HEALTH IN HARMONY INC.
(A Development Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

1.     NATURE OF OPERATIONS

Health In Harmony Inc. (the “Company”) was incorporated in the State of Nevada on March 26, 2008 and is in the development stage as defined by Accounting Standards Codification (“ASC”) 915 “Development Stage Entities”.

On March 31, 2008, the Company entered into an agreement with its President whereby it acquired a wellness program in exchange for 4,000,000 shares of the Company’s common stock. The wellness program consists of various physical and mental activities designed to benefit the elderly population. The Company intends to commence business operations by marketing the wellness program to re-sellers who would market and present the program in their communities.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and are presented in US dollars. The Company’s fiscal year end is October 31.

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and/or issuance of common shares.

Development Stage Company

The Company complies with Accounting Standards Codification (“ASC”) 915 “Development Stage Entities” in its characterization of the Company as a development stage enterprise.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of issuance to be cash equivalents.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Foreign Currency Translation

The Company’s functional and reporting currency is the US dollar.  Occasional transactions may occur in Canadian dollars.  Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.  Average monthly rates are used to translate expenses.  Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of net income (loss).  The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instrument

The carrying amounts of cash and advance - related party approximate fair value because of the short-term maturity of these instruments. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Unless otherwise noted, it is management’s opinion the Company is not exposed to significant interest, currency or credit risks arising from this financial instrument.

Income Taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic and Diluted Net Income (Loss) per Share

The Company computes net income (loss) per share in accordance with ASC 260, "Earnings per Share" (ASC 260). ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Impairment of Long-lived Assets

The Company records the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used over the long term are measured by a comparison of the carrying value of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the amount of the impairment is measured by the amount by which the carrying amount of the asset exceeds its fair value.

Goodwill and Other Intangible Assets

The Company has adopted the provisions of the Statement of ASC 350, “Intangibles-Goodwill and Other”. Goodwill and other intangible assets with indefinite lives are no longer amortized under ASC 350, but instead are tested for impairment at least annually. In addition, intangible assets with a definite life are amortized over that expected life and tested for impairment at least annually or whenever events or circumstances indicate a revision to the remaining period of amortization is warranted.  As of May 31, 2008, the intangible asset’s value was tested for impairment and management determined that the a write-down of $4,000 was appropriate to properly state the nominal value of the intangible assets.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

3.     COMMON SHARES

a)	In March 2008, the Company issued 4,000,000 common shares of the Company at $0.001 per share to the Company’s president for acquisition of an intangible asset.

b)	During the year ending October 31, 2010, the Company issued 2,900,000 common shares of the Company’s common shares for $0.01 per share.

4.     RELATED PARTY TRANSACTIONS

a)
The President of the Company provides management services and office premises to the Company at no charge. The donated management services and office premises are each valued at $500 per month. A total of $3,500 for donated services and $3,500 for donated rent were charged to operations and recorded as donated capital for the period ended October 31, 2008.  For the year ended October 31, 2009, a total of $6,000 for donated services and $6,000 for donated rent were charged to operations and recorded as additional paid in capital.  For the year ended October 31, 2010, a total of $6,000 for donated services and $6,000 for donated rent were charged to operations and recorded as additional paid in capital.

b)
During the year ended October 31, 2010, an amount of $10,000 was received in cash as an advance from the president of the Company.  The amount is unsecured, non-interest bearing and has no specified terms of repayment.

5.	INCOME TAXES

Deferred income taxes reflect the net effect of:

a)	temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income taxes reporting purposes, and

b)	net operating loss carry-forwards.

No net provision for refundable U.S.  Federal income tax has been made in the accompanying statements of operations because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The effective tax rate of the Company is reconciled to statutory tax rates as follows:

	October 31, 2010	October 31, 2009
U.S federal statutory tax rate	34%	34%
U.S. valuation allowance	(34%)	(34%)
Effective tax rate	-	-

Deferred tax assets consist of the following:

	October 31, 2010	October 31, 2009
Net Operating Loss Carry-forward	$12,000	$8,000
Valuation Allowance	(12,000)	(8,000)
Effective tax rate	$-	$-

The Company has non-capital losses carried forward of approximately $36,000 which expire beginning in 2030. They may be utilized to offset future taxable income. Future tax benefits, which may arise as a result of these losses and resource expenditures, have not been recognized in these financial statements.

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13  Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses payable by the Company in connection with the Offering of the Common Stock included in this registration statement:

Description	-$-
Securities and Exchange Commission registration fee	2
Accounting fees and expenses	7,500
Legal fees and expenses	10,000
EDGAR document conversion	1,000
Total	18,502

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the Offering listed above. No portion of these expenses will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

Item 14  Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, unless modified by a corporation’s articles of incorporation, a director is not liable to a corporation, its stockholders or creditors for damages unless the director’s action or failure constituted a breach of fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law.   Our bylaws provide that we will indemnify our directors and officers to the fullest extent permissible under Nevada law if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe such conduct was unlawful.  The Company may purchase and maintain insurance or make other financial arrangements on behalf of any individual entitled to indemnity.  Our bylaws also provide that we will advance all expenses incurred to any person entitled to indemnity upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to indemnification.

Our bylaws further provide that discretionary indemnification may be authorized (a) by the stockholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (c) by independent legal counsel in a written opinion (i) if ordered by a majority vote of disinterested directors or (ii) if a quorum of disinterested directors cannot be obtained.

Item 15  Recent Sales of Unregistered Securities

We issued 4,000,000 shares of common stock on March 28, 2008 to Tammy DuPerron, our sole officer and director.  These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”) at a price of $0.001 per share, for total consideration of $4,000.00.  The 4,000,000 shares of common stock are restricted shares as defined in the Securities Act.

During the period July through October 2008, we sold 1,700,000 shares of our common stock to 17 purchasers, and during the period April through June 2010, we sold 1,200,000 shares of our common stock to 12 purchasers, each at a price of $0.01 per share. The total amount we received from this offering was $29,000.  We completed this offering pursuant an exemption from registration provided by Regulation S promulgated under the Securities Act.  Each purchaser represented to us that they were a non-US person as defined in Regulation S.  We did not engage in distribution of these offerings in the United States.  Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation S.  None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.  No registration rights were granted to any of the purchasers.  The shares were sold to personal acquaintances of the sole officer and director of the Company, and none of the purchasers is, to the knowledge of the Company, in the business of underwriting securities.

Item 16  Exhibits

Exhibit number	Description
3.1	Articles of Incorporation*
3.2	By Laws*
5.1	Opinion of Synergy Law Group, LLC*
10.1	Wellness Program Purchase Agreement dated March 28, 2008 between the Company and Tammy DuPerron
23.1	Consent of Synergy Law Group, LLC (see Exhibit 5.1)
23.2	Consent of LBB & Associates Ltd., LLP, Certified Public Accountants, for use of their report

*           Incorporated herein by reference to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 5, 2011.

Item 17  Undertakings

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(C)           For determining any liability under the Securities Act of 1933 to any purchaser:

(i)           we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.  For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(ii)           we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(iii)           we shall treat each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statement relying on Rule 430B or other than prospectuses filed in reliance on rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of  first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Edmonton, Alberta, Canada on February 15, 2011.

HEALTH IN HARMONY INC.

By:	/s/Tammy DuPerron
Tammy DuPerron
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date stated.

SIGNATURE	TITLE	DATE

/s/Tammy DuPerron	President and Chief Executive Officer (principal executive officer; principal financial and accounting officer)	February 15, 2011